EXHIBIT 99.1

                       Press Release Dated March 20, 2006



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Media Contacts:
Winnie Lerner
Jessica Liddell
Abernathy MacGregor
212/371-5999


           Motient Corporation Announces Dismissal of Highland Lawsuit Motient will continue to pursue its claims against Dondero

March 20, 2006 - Lincolnshire, IL - Motient Corporation (MNCP) today announced that the Delaware Courts have dismissed the lawsuit filed by Highland against multiple defendants, including officers and directors of Motient, Tejas Securities and C&TA, consultant to Motient.

The complaint, which was originally filed on August 16, 2005 by Highland Legacy Limited, a hedge fund controlled by former Motient Director James D. Dondero, alleged, among other things, that Motient's directors had breached their fiduciary duties to Motient, and sought the recovery of fees paid to certain defendants by Motient.

In dismissing the suit, the Delaware Court ruled that Highland failed to introduce facts necessary to support its allegations that the defendant directors of Motient lacked the independence necessary to properly evaluate the transactions in question, or that the challenged transactions were not a valid exercise of their business judgment.

In fact, the Court concluded: "Ultimately, the complaint makes generalized allegations that do not raise a reasonable doubt that the challenged transactions were the product of due care." The Court also found that Mr. Dondero's allegation that the board formed an executive committee to exclude him from the board after he had filed his suits to be false, since that board action actually preceded Highland's now discredited lawsuit.

"We are extremely pleased by this victory," stated Christopher Downie, Chief Operating Officer of Motient. "We have long known Mr. Dondero's accusations to be without merit, and have therefore vigorously defended against them. Examining his now discredited allegations, it is apparent that not only this, but many of his other actions as a director were clearly intended for his own pecuniary benefit at the expense of Motient's shareholders."

Added Downie, "The net result of Dondero's irresponsible behavior has been a massive distraction to Motient's board and management, and a diminution of Motient shareholder value. The Company is therefore committed to the seeing through our own claims against Dondero, to recover damages on behalf of our shareholders."


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According to Motient's Chairman, Steven Singer, "With this particular litigation resolved, the truth about Mr. Dondero's motives has been shown, and a significant distraction for our Company has been removed. Motient and its Board of Directors have been, and will continue to be, focused on executing our strategic plan and enhancing the long-term value of the Company for all of our shareholders."

Motient has filed multiple lawsuits against Mr. Dondero. In the suits, Motient alleges that Dondero, while still a member of Motient's board and in an apparent scheme to gain control of the company, materially harmed shareholder value by attempting to manipulate Motient's stock price by leaking non-public and misleading information. As noted in one of Motient's lawsuits, and as further detailed in the Form 8-K Motient filed on October 6th, 2005 (which lists over 50 lawsuits that Mr. Dondero has been involved in over just the last few years), "Dondero has a history of aggressive actions in connection with his investments... For Dondero, litigation is often an essential component of the investment strategy."


                                     -more-


About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.

Motient Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies or consent revocations from stockholders of Motient. Information regarding the names of Motient's directors, executive officers and their respective interests in Motient by security holdings or otherwise is set forth in Motient's proxy statement relating to the 2005 annual meeting of stockholders, which may be obtained free of charge at the SEC's website at www.sec.gov and Motient's website at www.motient.com.


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Motient Corporation intends to file a Proxy Statement or Consent Revocation
Statement on Schedule 14A with the SEC. Investors and security holders are advised to read Motient's Proxy Statement or Consent Revocation Statement, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement or the Consent Revocation Statement on Schedule 14A (when filed) free of charge at the SEC's website at www.sec.gov. Motient Corporation also will provide a copy of these materials without charge on its website at www.motient.com.

Statement Under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.


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